UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019

ARLO TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38618	38-4061754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3030 Orchard Parkway

San Jose, CA 95134

(Address, including zip code, of principal executive offices)

(408) 890-3900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARLO	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    As previously disclosed, on April 30, 2019, Arlo Technologies, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with VIEX Capital Advisors, LLC and certain of its affiliates (collectively, “VIEX”). Pursuant to the Agreement, the Company agreed that it will appoint an independent director identified by VIEX to the Company’s Board of Directors as a Class II director, with a term expiring at the Company’s 2020 Annual Meeting of Stockholders (the “New Director”). In addition, Ms. Rothstein was appointed as a member of the Strategic Committee of the Company’s Board of Directors.

On May 7, 2019, Amy Rothstein was appointed as the New Director. In connection with her appointment, Ms. Rothstein received a stock option to purchase 10,000 shares of the Company’s common stock (the “Initial Grant”). The Initial Grant will vest in a series of three equal annual installments after the date of grant, subject to Ms. Rothstein continuing to be a service provider on each such vesting date. Ms. Rothstein is also expected to receive compensation for service as a director in accordance with the Company’s revised compensation policy for non-employee directors. The Company also entered into an indemnification agreement with Ms. Rothstein.

The Company is not aware of any transaction between the Company and Ms. Rothstein that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLO TECHNOLOGIES, INC.

Dated: May 13, 2019	By:	/s/ Brian Busse
Brian Busse
General Counsel and Secretary